Exhibit 10.19

JOINT COMMERCIALIZATION AGREEMENT

This Joint Commercialization Agreement (this “Agreement”) is made on March 7th 2023 (the “Effective Date”) by and between Indegene, Inc., a Delaware corporation having its place of business at Suite 104, 150 College Road W, Princeton, NJ 08540 (hereinafter referred to as “Indegene”) and Cingulate Therapeutics LLC, a Delaware limited liability company having its corporate office at 1901 W 47th Place, 3rd Floor, Kansas City, KS 66205 (hereinafter referred to as “Cingulate”). Indegene and Cingulate may be referred to individually as a “Party” and together referred to as the “Parties”. Capitalized terms in the Agreement not otherwise defined shall have the meaning set forth in Section 1 below.

RECITALS

WHEREAS Indegene is in the business of providing an integrated end-to-end commercialization solution to healthcare organizations and pharmaceutical enterprises including agile operations, co-commercialization and consulting in clinical, regulatory, safety, medical affairs, analytics, pricing, reimbursement & market access, marketing and customer experience;

WHEREAS, Cingulate is a clinical stage biopharmaceutical company using its proprietary Precision Timed Release, or PTR, drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes;

WHEREAS, during the Term of this Agreement, Indegene is willing to furnish certain services to Cingulate as shall be set forth in one or more Statements of Work;

WHEREAS, Cingulate wishes to engage Indegene to provide the Services in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and provisions contained in or referenced by this Agreement, the Parties have reviewed and accepted all referenced material and any appendices, exhibits or other attachments and agree to be bound by the terms and conditions set forth in this Agreement as follows:

1.	DEFINITIONS

Unless the context otherwise requires, when used in this Agreement.

1.1	“ADHD” means Attention Deficit/ Hyperactivity Disorder.

1.2	“Affiliate” means, with respect to a Party, any Person, that, directly or indirectly, controls, is controlled by or is under common control with such Party, for so long as such control exists. For purposes of this definition, “control” shall be defined as shall mean direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities or other equity interests of such Person and the power to direct or cause the direction of the management, policies and affairs of such Person. Neither Party shall be deemed to be an “Affiliate” of the other. A Person shall cease to be an “Affiliate” of a Party hereunder upon the date that such Person no longer satisfies the requirements set forth in this definition. For purposes of this definition only, the term “Person” shall exclude any and all natural persons.

1.3	“Change Order” has the meaning set forth in Section 3.1.

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1.4	“Confidential Information” means any and all information that is disclosed hereunder on or after the Effective Date, whether orally or in means any and all information, including, but not limited to, information relating to products, designs, patents, patent applications, copyrights, target molecules, biological targets, methods of manufacture, development or research or to the business operations that is disclosed hereunder on or after the Effective Date, whether orally or in written, electronic or other tangible form, by or on behalf of a Party or any of its Affiliates (each a “Disclosing Party”) to, the other Party or any of its Affiliates (each, a “Receiving Party”), that in each case: (i) if disclosed in writing or other tangible form, is labeled or identified as “Confidential”, “Proprietary” or the like by cover letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time of disclosure by the Disclosing Party to the Receiving Party; (ii) if disclosed in writing or other tangible form and not so labeled or identified, or if disclosed visually or orally, is within thirty (30) days after disclosure described in a written document(s) delivered by the Disclosing Party to the Receiving Party that identifies such information as “Confidential”, “Proprietary” or the like and, if applicable, references the place and date of such oral, visual or written disclosure and the names of the Representatives of the Receiving Party to whom such disclosure was made; or (iii) if disclosed in any form, it would be apparent to a reasonable person, familiar with the Disclosing Party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party. Notwithstanding anything to the contrary, subject to Cingulate making payment of the applicable, undisputed Fees to Indegene, all Deliverables shall be deemed to be Confidential Information of Cingulate, and not Confidential Information of Indegene (and Cingulate shall be deemed to be the Disclosing Party, and Indegene the Receiving Party, with respect to any such Confidential Information).

1.5	“CTx-1301” means a dexmethylphenidate treatment for ADHD, designed to address the key shortcomings of currently approved stimulant therapies: to provide an immediate onset of action (within 30 minutes); offer ‘entire active-day’ duration; eliminate the need for a ‘booster/recovery’ dose of short-acting stimulant medications; minimize or eliminate the rebound/crash symptoms associated with early medication ‘wear-off;’ and provide favorable tolerability with a controlled descent of drug blood levels.

1.6	“Deliverable” means any reports and other documents, data, information, software, tangible material or other items or work product produced in the course of performing the Services and/or delivered by Indegene to Cingulate as may be specified in the respective SOW or is otherwise provided by Indegene during the Term.

1.7	“Intellectual Property” means any and all intellectual property rights including, without limitation, patents (including patent applications and patents arising from such applications, and continuations of or relating to patents), trademarks, copyrights, registered designs, rights of license, assignment, use, right of confidence in know-how or technical or commercial information generally and any other such rights or interests in intellectual property whether or not protected under any law in force.

1.8	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, Indegene, partnership or other business entity, or any government or agency or political subdivision thereof.

1.9	“Services” means the services to be performed by Indegene hereunder with respect to the commercialization of CTx-1301 for the treatment of ADHD as set forth in any Statements of Work.

1.10	“Statement Of Work” or “SOW” means a document which is executed by both Parties which specifies the Services to be obtained by Cingulate from Indegene and shall include a written description in reasonably sufficient detail of (a) the specific Services to be conducted pursuant to such SOW; (b) required Deliverables with respect to such Services and SOW; (c) the fees payable by Cingulate to Indegene for such Services; (d) the key performance indicators (“KPIs”) and service levels applicable to such SOW, and consequences for failing to meet such KPIs or service levels and (e) any additional terms and conditions agreed to by the Parties (i.e., in addition to those set forth elsewhere in this Agreement) with respect to such SOW.

1.11	“Service Category” has the meaning set forth on Appendix A.

1.12	“Subcontractor” means a third party engaged by Indegene to provide products and/or services used by Indegene in rendering the Services.

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2.	SCOPE OF SERVICES; EXCLUSIVITY

2.1	Services. During the Term, Indegene will perform such Services for Cingulate as agreed in the respective SOWs. The Parties acknowledge that (a) the required services may vary over time depending on the different stages in Cingulate’s overall plans and (b) a list of potential services that may be agreed upon by the Parties in the Statements of Work is attached to this Agreement as Appendix A. Any deviation to the SOW shall be only through a mutual agreed and executed Change Order. Each SOW shall be subject to the terms and conditions of this Agreement. In the event of a conflict between the terms and conditions of any SOW and this Agreement, the terms and conditions of this Agreement shall control unless such SOW specifically references a Section of this Agreement and expressly states that such Section is intended to be changed or amended by such SOW. Upon execution by both Parties, each SOW shall be incorporated into and made a part of this Agreement. Indegene shall perform all Services using at least commercially reasonable efforts and shall adhere to all key performance indicators, diligence obligations and milestones set forth in the applicable SOW.

2.2	Standard of Performance. Indegene shall perform the Services in accordance with Appendix A, the applicable SOW and Change Order (if any) under this Agreement. In addition, Indegene shall perform the Services (a) in conformance with generally accepted professional standards of care and conduct; (b) in compliance with all laws, regulations and guidance (provided, however, that Indegene shall have no liability under this Agreement for any breach of this clause (b) if such breach arises out of Indegene’s adherence to an instruction of Cingulate that is inconsistent with this Agreement and Indegene has previously notified Cingulate’s CEO, in writing, if Indegene believes that the Company is asking Indegene to act illegally or immorally) and (c) with a level of timeliness, staffing, skill, effort and quality at least as high as that an established, global pharmaceutical company with a portfolio of commercialized, patent-protected pharmaceutical products would achieve in performing similar services for its own account in connection with the pre-launch preparation, launch and post-launch commercialization of a product with market potential and other attributes similar to those of CTx-1301. Cingulate acknowledges that Indegene’s agreement to perform the Services is not a guarantee that such Services will produce specific results.

2.3	Indegene Exclusivity. During the Term, Indegene shall not (and shall ensure that each of its Affiliates shall not) provide strategic health care provider and/or patient marketing support (or any other types of services that are in the same category) with respect to any ADHD product, other than Cingulate’s product; provided that such restriction shall not preclude or limit Indegene or its Affiliates in any way from providing to any third party the following services (i) medical information services, (ii) the development and publication of peer-reviewed articles in academic and scientific journals and/or (iii) pharmacovigilance services. Additionally, If Indegene wishes to provide medical science liaison (“MSL”) services within the United States to a third party specifically with respect to such third party’s product for the treatment of ADHD, Indegene shall provide Cingulate prior written notice thereof and Indegene shall implement industry-standard information firewalls with respect to the Indegene personnel performing MSL services on behalf of Cingulate and such third party, respectively. Cingulate shall have the right to approve Indegene’s provision of such MSL services and said approval shall not be unreasonably withheld.

2.4	Cingulate Exclusivity. During the period from the Effective Date until the date of any notice of termination of this Agreement (or until the date of any notice of termination of a given Service, as applicable), Cingulate shall not engage any third party to provide any services with respect to commercialization of CTx-1301 that are in the same category as any of the Services that are then being provided to Cingulate by Indegene without Indegene’s prior written approval, said approval shall not be unreasonably withheld; provided, however, that the foregoing shall not restrict Cingulate from engaging a third party to provide any such services that supplement the Services and are not specified in Appendix-A or where such third party offers such services to Cingulate that is at least 15% less than Indegene charges Cingulate for the corresponding Services in question with similar quality standards and in comparable volumes to those provided by Indegene.

3.	SERVICES AND PROJECT MANAGEMENT

3.1	Changes to Services. Either Party may request a change order (“Change Order”) in the event of actual or anticipated change(s) to the agreed scope of Services, Deliverables, project schedule, fee, or any other aspect of Appendix A or an applicable Statement of Work. Indegene will prepare a Change Order reflecting the proposed changes, including but not limited to the impact on the Deliverables, project schedule, and fee. Absent a Change Order signed by the Parties, Indegene shall not be bound to perform (and Cingulate shall not be bound to pay for) any additional or out-of-scope services beyond what is stated in Appendix A or any applicable SOW. The Parties agree to negotiate all Change Order requests expeditiously and in good faith. The Parties further agree that Indegene may at its discretion undertake and accomplish tasks of a de minimis nature necessary to perform its obligations under Appendix A or SOW at no additional cost to Cingulate and without requiring the execution of a Change Order. A template Change Order is attached hereto as Schedule 1.

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3.2	Acceptance. Cingulate may test and review all Deliverables using testing and review procedures agreed by both parties in the respective SOW. The standard of review of the Deliverable(s) shall be a working Deliverable that is in material conformance with any agreed specifications under an applicable SOW and is otherwise free of material defects. Unless otherwise agreed in an applicable SOW, within fifteen (15) days of receipt of any Deliverables (the “Review Period”), Cingulate will submit a written statement (a “Deliverable Review Statement”) to Indegene (or, if specified an applicable SOW, the appropriate Indegene project manager) indicating acceptance of the Deliverable(s) (“Acceptance”) or specifying in detail how the submitted Deliverable(s) fails to materially conform to the agreed specification(s) or otherwise contains material defects, in which case Indegene shall be afforded a commercially reasonable period of time not less than twenty (20) business days to correct any nonconformities at no cost to Cingulate, whereupon the review cycle will recommence. Deliverables will be deemed to be fully and finally accepted by Cingulate in the event Cingulate has not submitted a Deliverable Review Statement to Indegene before the expiration of the applicable Review Period, or when Cingulate uses the Deliverable in its commercially released product, whichever occurs first. Services provided on time and in material compliance with this Agreement and the applicable SOW are deemed accepted upon provision of the same. Unless otherwise agreed in an applicable SOW, all Deliverables that are provided in physical form will be made available to Cingulate EXW (Incoterms 2020) a facility in the United States designated by Indegene in writing. Cingulate shall pay all costs of shipping, handling and insuring such Deliverables supplied to Cingulate hereunder.

3.3	Access to Cingulate Facility. In the event that Indegene is required to provide the Services on-site at Cingulate’s facility, Cingulate shall, at no cost to Indegene, provide Indegene and its personnel access to all facilities that may be reasonably required by Indegene for Indegene to provide the Services, including but not limited to computing resources, clerical support and reprographic facilities. Indegene shall follow any applicable policies and procedures provided by Cingulate to Indegene with respect to access to Cingulate’s facilities and networks.

3.4	Service Locations. Each of the Services shall be provided from the applicable service location expressly set forth in the applicable SOW (the “Service Locations”). The Services may only be provided from another Service Location after approval by Cingulate in writing. Indegene shall ensure that each of its Service Locations comply with the safety and security procedures and standards and other requirements set forth in this Agreement.

3.5	Subcontracting. Indegene may subcontract any of the Services to any of its Affiliates or to third party provided that (a) Indegene will not subcontract any significant portion of the Services to anyone other than an Affiliate except as expressly set forth in a SOW or as otherwise approved by Cingulate in writing (such approval not to be unreasonably withheld) and (b) in all cases, Indegene will be responsible to Cingulate for performance of any Services by any of its Affiliates or other Subcontractors. Indegene will notify and receive consent of Cingulate in case of (a) any material change in the location of the work performed or (b) any significant change in the portion of the Services to subcontractors other than an Affiliate. It is hereby clarified that, Cingulate agrees that, for the term of this Agreement, Cingulate will not (a) enter into any agreement, transaction or arrangement directly or indirectly with any of the sub-contractors which Indegene has mentioned in the SOW (b) by-pass, compete, avoid, circumvent, or attempt to circumvent Indegene by directly receiving services from the sub-contractors named in the SOW without Indegene’s prior written approval. Any breach of this clause shall be a material breach deemed an attempt to circumvent Indegene.

3.6	Service Personnel.

a.	Service Personnel Qualifications. Indegene shall ensure that all personnel who provide any of the Services (the “Service Personnel”) are, and at all times while they are involved in providing the Services shall be: (i) of suitable experience, training and skills to provide the Services pursuant to such SOW, including properly trained personnel fluent in the English language, (ii) adequately experienced and trained by Indegene, before such Indegene personnel are assigned to perform the Services pursuant to such SOW and (iii) authorized to work in the country in which the Service Location is located. Indegene shall provide Cingulate with resumes and any other documents required by Cingulate to determine the qualifications of each proposed Service Personnel. Indegene shall ensure that all Service Personnel comply with all applicable provisions of this Agreement.

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b.	Service Personnel Roster. Indegene will maintain and provide Cingulate with real-time access to an up-to-date roster of all Service Personnel.

c.	Background Screening Requirements. Indegene will ensure that each of the Service Personnel have passed the background check and exclusion screening requirements set forth in the applicable SOW (the “Background Screening Requirements”) before such Service Personnel begins any work on the Services. Indegene will provide Cingulate with all results of the Background Screening Requirements upon request, except for any information that Indegene cannot provide under applicable law.

d.	Dedicated Personnel. To the extent SOW provides that Indegene will provide Service Personnel who are dedicated to providing Services for Cingulate (“Dedicated Personnel”): (i) each individual who is proposed by Indegene to be included in the Dedicated Personnel are subject to being approved by Cingulate in writing before becoming Dedicated Personnel, (ii) each of the Dedicated Personnel shall be dedicated to providing Services solely for Cingulate and (iii) Indegene shall not reassign or replace, or permit the reassignment or replacement of, any Dedicated Personnel unless (A) Indegene has received the prior written consent of Cingulate for such reassignment or replacement or (B) such Dedicated Personnel ceases performance of the Services due to (1) voluntary resignation from employment with Indegene, (2) dismissal from employment with Indegene for misconduct (e.g., fraud, drug abuse or theft), (3) removal of such Dedicated Personnel following his or her failure to perform obligations pursuant to this Agreement or (4) death or disability of such Dedicated Personnel.

e.	Removal of Service Personnel. Cingulate’s CEO may at any time request the removal of any of the Service Personnel from performing Services, with cause (as reasonably determined by Cingulate), and Indegene will immediately comply with such requests and shall provide replacement personnel of necessary skill, knowledge and training, subject to the requirements of this Section 3.6.

f.	Training of New Service Personnel. During the transition period for new Service Personnel, Indegene shall provide any training necessary to bring them up to date at no charge to Cingulate.

g.	Relationship Manager. Indegene will appoint a relationship manager for the Services under each SOW who shall: (i) have overall responsibility for managing and coordinating the performance of Indegene’s obligations under such SOW; (ii) act as the primary contact person and focal point for all communications related to such SOW; and (iii) be authorized to act for, and on behalf of, Indegene with respect to all matters relating to such SOW. Indegene’s appointment of any such project manager shall be subject to Cingulate’s prior, written consent.

h.	Responsibility for Service Personnel. As between the Parties, Indegene will be solely responsible for payment of the Service Personnel’s salaries, unemployment insurance, worker’s compensation, employee benefits, employee-related taxes and other employment-related charges and deductions. No Service Personnel shall have any entitlement to any compensation from Cingulate or to participate in any benefit plan of Cingulate. Indegene acknowledges that while Cingulate determines the overall strategy and direction of the Services, Cingulate does not exercise any control or influence over the professional judgment of any Service Personnel.

3.7	Safety and Security Procedures; Data Security Requirements. Indegene shall maintain and enforce at Indegene’s Service Locations safety and security procedures (including, but not limited to, procedures with respect to the screening of employees, physical security procedures and information technology security procedures) that: (i) comply in all respects with the other terms and conditions of this Agreement and (ii) without limiting the foregoing, are at least equal to industry best practices followed at the U.S. facilities of major business process outsourcing companies.

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3.8	DRBC Plan. Indegene has and at all times shall maintain a disaster recovery and business continuity plan to enable the continued provision of the Services by Indegene at each Service Location in accordance with this Agreement upon the occurrence of any disaster or other business disruption (the “DRBC Plan”). A copy of the then-current DRBC Plan will be provided by Indegene to Cingulate upon request. Indegene will test the DRBC Plan on an annual basis and will provide Cingulate with the results of such testing upon request. In addition, Indegene will review the DRBC Plan on an annual basis and update the DRBC Plan to align with then-current best practices prevalent in the business process outsourcing industry. Indegene will consult with Cingulate with respect to any such updates and will provide Cingulate with a copy of each updated DRBC Plan.

3.9	Third Party Audit. Indegene will have an independent third-party audit firm conduct, on an annual basis for as long as the Services are being provided, a SOC 1 (SSAE16), if required and agreed under SOW and SOC 2 Type II (with trust principles of Confidentiality, Integrity, Availability, Security and Privacy) audits with respect to Indegene, including its control policies and procedures at all Service Locations. Indegene will provide Cingulate with copies of all reports generated pursuant to such audits and will promptly correct all deficiencies identified in such audit reports. Indegene will provide a bridge letter for any interim period as requested by Cingulate’s external audit firm.

3.10	Access to Deliverables. Indegene shall at all times provide Cingulate with full access to (and upon Cingulate’s request Indegene shall promptly deliver to Cingulate) copies of any and all Deliverables, regardless of the stage of completion, as well as any data, information and materials made available to Indegene by or on behalf of Cingulate.

3.11	Records and Audit.

a.	Records. At its own expense, Indegene will create and maintain all records reasonably documenting the performance of the Services, including, but not limited to: (i) records related to any payments made in connection with the Services, (ii) records to support the accuracy and completeness of any Deliverables and (iii) any records that are expressly required to be created or maintained under any Statement of Work or applicable laws or regulations (collectively, “Records”). Indegene will maintain all Records for the longer of (i) five (5) years from the date of creation or (ii) any period prescribed by Applicable Law or stated expressly in this Agreement. During the Term (as defined below) and thereafter for as long as Indegene is required to maintain the Records, Indegene will allow Cingulate to inspect (and, upon request, Indegene will promptly furnish Cingulate with copies of) all Records.

b.	Audit by Cingulate. During the Term, upon reasonable notice and at reasonable times, no more than once per calendar year, Cingulate will have the right to audit and examine all contracts, documents, correspondence, books, time sheets, account records and other material which relate to the Services. This right of audit will extend to the actual performance of Services as well (including, but not limited to, any equipment, other materials and facilities being used in any phase of the conduct of any Services, and the data and results generated from such performance, including, without limitation, notes, schedules, written reports, or other work product, which document work done and results achieved, and quality assurance or control records). Audits may be implemented by any employee, agent, representative, attorney, accountant or auditor authorized by Cingulate. The expense of such audit or examination will be borne by Cingulate except that Cingulate will not be responsible for Indegene’s costs incurred in facilitating such audit. Indegene shall address any audit findings in a corrective and preventive action plan that is reasonably acceptable to Cingulate. In addition to Indegene’s obligations under Section 3.10 and Section 9.2, it is hereby agreed that after the Term of this Agreement and for a period of one (1) year, Cingulate may request Indegene to provide certain documents and clarifications related to this Agreement for review (at no cost to Indegene) and Indegene will within a reasonable time provide such documents to Cingulate.

4.	CONSIDERATION; TERMS OF PAYMENT

4.1	Fees - The fees payable for the Services shall be mutually agreed by the Parties and will be detailed in each SOW (the “Fees”).

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4.2	Taxes. All sales, use, gross receipts, compensating, value-added, or other taxes, duties, registrations, tariffs, customs fees, license fees, and other amounts assessed by any tax jurisdiction, U.S. Customs or foreign equivalent, or any other regulatory authority (excluding Indegene’s net income and franchise taxes) (“Taxes”), on or for Services, prior to or upon provision or sale to Indegene or Cingulate, as the case may be, whether assessed on Indegene or Cingulate, are the responsibility of Cingulate, whether paid by Indegene or Cingulate, and either Cingulate shall reimburse Indegene for all such Taxes paid by Indegene or such sums will be added to invoices directed to Cingulate. If any deduction or withholding in respect of Taxes or otherwise is required by law to be made from any of the sums payable hereunder, then such amount will be deducted from such payment and timely paid to the appropriate taxing authority, in which event Cingulate will secure and send to Indegene proof of any such Taxes withheld and paid by Cingulate for the benefit of Indegene, and cooperate with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction.

4.3	Payment Terms. Except for any amounts disputed by Cingulate in good faith, Cingulate shall make payment to Indegene within thirty (30) days of receipt of an invoice from Indegene. Indegene reserves the right to charge interest on undisputed past due amounts from the date past due until paid, at the rate of twelve percent (12%) per annum. In the event of payment default of undisputed fees, Indegene may suspend any or all Services upon ten (10) days written notice to Cingulate and/or to modify the payment terms, and to request full payment before any additional performance is rendered by Indegene.

4.4	Disputed Payments. If Cingulate wishes to dispute any amount invoiced by Indegene hereunder, Cingulate must notify Indegene within thirty (30) days after the date of invoice by Indegene, such notice to specify the amount disputed and provide a reasonably detailed description of the basis for such dispute. Invoices not disputed within 30 (thirty) days of receipt shall be deemed undisputed. The Parties shall attempt to resolve any such dispute in good faith. Cingulate shall pay all undisputed amounts within thirty (30) days after the date of invoice by Indegene and may withhold payment only of disputed amounts during the pendency of the Parties attempts to resolve such dispute. Indegene may suspend the provision of all Services during the pendency of any such dispute.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that, as of the Effective Date and at all times thereafter during the Term:

5.1.1	such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization.

5.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

5.1.3	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any third party the right to accelerate, terminate or modify any agreement or instrument to which such Party;

5.1.4	such Party has and shall maintain all right, power, and authority to enter into this Agreement and to perform its obligations under this Agreement (including, without limitation, to make the assignments and grant the licenses made and granted hereunder);

5.1.5	no consent by any third party or governmental body is required with respect to the execution and delivery of this Agreement; and

5.1.6	no Deliverable or other item provided by or on behalf of either Party to the other Party in connection with this Agreement infringes, misappropriates or otherwise violates any Intellectual Property or other rights of any third party.

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5.2	Trade Sanctions Compliance. Each Party warrants that as of the date of this Agreement it or any entity or person that has direct or indirect control of fifty percent or more of its shares (“Beneficiaries”) are not subject to any economic, trade or financial sanctions or other trade restrictions administered or enforced by the United Nations, the European Union, the United States of America or any other relevant jurisdiction, including, without limitation, the EU Consolidated list of persons, groups and entities subject to EU financial sanctions, the U.S. Treasury Department Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons or any similar list maintained by any EU member state or the country of registration of Indegene or Cingulate (“Sanctions”). A breach of this warranty shall be a material default for the purpose of termination. Should either party discover or otherwise become aware of violation of the Sanctions, the Party who first becomes aware of the violation of the Sanctions shall notify the other Party, and the Parties shall cooperate in order to take all necessary corrective actions. Each Party agrees that if at any time after the date of formation of the Agreement it or any of its Beneficiaries become subject to any Sanctions, whether introduced before or after such date, which prohibit or restrict a Party’s performance of or rights under the Agreement, or the performance of the Agreement exposes such Party, or creates a risk of such party being exposed, to any Sanctions, including, without limitation, any extraterritorial or secondary sanctions, the other Party may suspend or terminate the affected Services upon such Sanctions becoming effective.

5.3	No Debarment. Indegene represents, warrants and covenants that neither Indegene, nor any of its Affiliates, has been debarred or is subject to debarment under section 306 of the Federal Food, Drug, and Cosmetic Act (or any other analogous law or regulation) and neither Indegene, nor any of its Affiliates, shall use in any capacity, in connection with this Agreement, any Person who has been debarred, or who is the subject of a conviction in any jurisdiction, for acts or omissions relating to the development, regulatory approval, marketing or sale of a medical device or drug product.

5.4	DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INDEGENE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, DELIVERABLES, OR ANY INTELLECTUAL PROPERTY RIGHTS OWNED OR CONTROLLED BY INDEGENE, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF ANY INTELLECTUAL PROPERTY RIGHTS OR OTHERWISE, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

6.	CONFIDENTIALITY

6.1	Each Party may disclose to the other, orally or in writing, or a Party may otherwise obtain, through observation or otherwise, Confidential Information. The Receiving Party must: (i) protect, and cause all its representatives to protect, all Confidential Information from disclosure in violation of this Article; (ii) restrict the use of Confidential Information to the intended purpose of this Agreement; (iii) limit dissemination of Confidential Information to only those representatives that require disclosure for performance of obligations hereunder; and (iv) clearly and completely convey the requirements of this clause to such representatives to ensure such requirements are understood and followed. If requested by either Party, the other Party shall secure written commitments from its representatives to comply with the confidentiality requirements of this Agreement.

6.2	During the term of this Agreement, and (a) for a period of five (5) years following the expiration or earlier termination hereof in the case of Confidential Information that has not been identified as a trade secret and (b) perpetually in the case of Confidential Information that has been identified as a trade secret, each Party shall use the Confidential Information of the other Party solely for performing its obligations or exercising its rights under this Agreement and shall hold such Confidential Information in confidence and not disclose or otherwise provide it to third parties without the prior written consent of the other Party. Notwithstanding the foregoing, (i) the Receiving Party may make any disclosure of such Confidential Information to which the Disclosing Party gives its prior written consent; (ii) any of the Confidential Information of the Disclosing Party may be disclosed by the Receiving Party to its representatives who need to know such information in connection with performing the Receiving Party’s obligations hereunder, in each case who are informed of the confidential nature of such information and of the terms of this Agreement and who are bound by written obligations of confidentiality and non-use (or, in the case of attorneys, legally enforceable professional obligations) at least as restrictive as those contained herein. The Receiving Party shall be responsible for any breach of this Agreement by any of its representatives or such other parties, and agrees, at its sole expense, to take reasonable measures to restrain its representatives and such parties from prohibited or unauthorized disclosure or use of the Confidential Information. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required in order for the Receiving Party to comply with laws, provided that the Receiving Party provides prior written notice of such required disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure

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6.3	The obligations of the Receiving Party specified in this Article 6 shall not apply, and the Receiving Party shall have no further obligations, with respect to any Confidential Information to the extent that such Confidential Information:

a.	a Party already knew of prior to disclosure hereunder as documented by prior written records; or
b.	is or becomes public knowledge other than by breach of this provision by a Party; or
c.	a Party receives in good faith from a third party not in violation of an obligation of confidentiality; or
d.	a Party develops independently of any Confidential Information disclosed hereunder as documented by written records; or
e.	a Party is obliged to disclose in accordance with a regulatory submission or other requirement of law; provided that said Party shall first notify the other Party, so that it may seek a protective order or similar relief if appropriate or available.

Notwithstanding the foregoing, nothing in this Section 6.3 (other than Section 6.3(b)) shall relieve Indegene of any of its obligations under this Article 6 with respect to any Deliverables.

6.4	Upon termination or expiration of this Agreement, or earlier if so agreed in writing by the Parties, each Party shall either return all copies of the Confidential Information it may have received or destroy in a secure manner all such copies of the Confidential Information if so instructed by the other Party except for one copy which may be retained for the purpose of establishing that Party’s compliance with its obligations under this Agreement.

7.	INTELLECTUAL PROPERTY

7.1	Background IP. Each Party retains all right, title and interest in and to any Intellectual Property (i) owned or controlled by such Party as of the Effective Date or (ii) which, after the Effective Date, is developed or becomes controlled by such Party outside the scope of this Agreement and without use of or reference to any Confidential Information of the other Party (“Background IP”). Cingulate hereby grants to Indegene during the Term this Agreement a non-exclusive, worldwide, non-transferable and non-sublicensable license (except to Indegene’s permitted Subcontractors) under Cingulate’s Background IP, solely for the purposes of Indegene performing the Services in accordance with this Agreement and any applicable SOW.

7.2	Cingulate Inventions. Indegene agrees that: (a) all Deliverables and all Intellectual Property rights embodied therein that are not an Indegene Invention (as defined below) or Background IP of Indegene (collectively, “Cingulate Inventions”), shall become and remain the property of Cingulate; and (b) subject to payment of applicable, undisputed Fees towards the respective Deliverables, Indegene hereby assigns (and shall cause each of its Affiliates and any of its and their respective personnel and contractors to assign) to Cingulate all rights in the United States and throughout the world to the Cingulate Inventions. Indegene shall execute and deliver (and shall cause each of its Affiliates and any of its and their respective personnel and contractors to execute and deliver) such agreements, assignments, documents and instruments as may be reasonably requested by Cingulate to further reflect or evidence Cingulate’s ownership of the Cingulate Inventions, to transfer to Cingulate any and all rights and interests Indegene may have in and to such Cingulate Inventions, and to insure that Cingulate has the legal right and ability to transfer, assign and enforce its rights in and to the Cingulate Inventions. Cingulate agrees that portions of the Deliverables that are or to the extent they contain Background IP of Indegene or Indegene Inventions (collectively, “Indegene IP”) shall be and remain the sole and exclusive property of Indegene and shall not be subject to assignment to Cingulate pursuant to this Section 7.2 or otherwise (but rather shall be licensed to Cingulate pursuant to Section 7.4).

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7.3	Indegene Inventions. The Parties acknowledge and agree that in the course of providing the Services, Indegene will be using technology, platforms, systems and methods of providing the Services that are owned or controlled by Indegene (collectively, “Indegene Platform Technology”). Cingulate agrees that all Intellectual Property covering or embodied in the Indegene Platform Technology, including any developments, improvements and modifications made by or on behalf of Indegene that relate to the Indegene Platform Technology, whether made in the course of providing the Services or otherwise (collectively, “Indegene Inventions”), shall be and remain the sole and exclusive property of Indegene and shall not be subject to assignment to Cingulate pursuant to Section 7.2 or otherwise. Indegene’s rights in Indegene Inventions shall not be diluted in any manner whatsoever on account of Indegene using or making Indegene Inventions in the course of providing the Services to Cingulate. This Agreement shall not be construed to grant any license or other rights to Cingulate in any Intellectual Property owned or controlled by Indegene except as specifically granted herein.

7.4	License to Cingulate. To the extent any Indegene IP is incorporated in any Deliverable, or is necessary or useful for the use of any Deliverable, Indegene hereby grants Cingulate a perpetual, irrevocable, royalty-free, paid-up, transferable, worldwide, nonexclusive license under such Indegene IP, with the right to grant sublicenses, to make, have made, use, sell, offer to sell, import, reproduce, distribute, prepare derivative works, perform, display and otherwise fully exploit any such Deliverable and any items derived therefrom. Notwithstanding anything mentioned in this Agreement, Cingulate and/or any 3rd party shall not utilize the Indegene Background IP other than with a Deliverable or an item derived from a Deliverable.

7.5	Output. Indegene may retain and curate output of the Services performed at any time (“Output”) for internal use for the purposes of personnel training, or for internal use to develop and/or improve Indegene’s Platform Technology and other products and services including, but not limited to, developing, testing and/or validating artificial intelligence or machine learning algorithms, provided that all such Output shall subject to de-identification, anonymization and aggregation with other similarly curated records and no identifiable characteristics of Cingulate, or its products, customers, business, samples, original study design or the primary use of the Output shall be revealed (“Anonymized and Aggregated Output”). In the event Output is shared with Indegene’s agents, consultants and partners, it shall only be shared in the form of Anonymized and Aggregated Output via designated channels for secure data with agents, consultants and partners who have demonstrated secure data upload and storage practices as assessed by Indegene.

7.6	Residual Knowledge. Indegene may use for any purpose any information which may be retained in the unaided memories of personnel performing the Services such as ideas, concepts, know-how, experience and techniques which do not contain any Cingulate Confidential Information. An employee’s memory is unaided if the employee has not intentionally memorized the information for the purpose of retaining and subsequently using or disclosing it.

7.7	Third Party IP. Indegene will not incorporate any inventions, works of authorship, data or other materials that are covered by any Intellectual Property of any third party (the “Third Party IP”) into any Deliverable without, in each particular instance, either (a) obtaining the prior, written approval of Cingulate, which approval Cingulate may grant or withhold in its sole and absolute discretion or (b) ensuring that Cingulate gets a license or sublicense to such Third Party IP on the same basis as which Indegene IP is licensed to Cingulate under Section 7.4 or (c) identifying such Third Party IP in the applicable SOW, along with the terms that will govern Cingulate’s use of such Third Party IP.

8.	TERM AND TERMINATION

8.1	Term. The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as set forth below or extended by the mutual written agreement of the Parties, shall expire three (3) years after the launch of the CTx-1301 (the “Term”).

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8.2	Termination for Material Breach. A Party may terminate this Agreement upon thirty (30) days prior, written notice to the other Party if the other Party has materially breached this Agreement indicating such breach and the notifying Party’s intent to terminate this Agreement; provided, however, that this Agreement will not terminate (a) if such breach is cured by the end of such thirty (30) day period or (b) if such breach is not capable of being cured within 30 days and the breaching party has initiated the cure within 30 days of notice (in which case this Agreement will terminate if such breach in not cured within 90 days of the initial notice from the non-breaching Party or any other timeline which the Parties agree in writing).

8.3	Termination by Parties for Convenience. Cingulate may terminate this Agreement for convenience at any time upon six (6) months prior, written notice to Indegene. Indegene may terminate this Agreement for convenience at any time upon twelve (12) months prior, written notice to Cingulate. Notwithstanding anything mentioned in this Agreement, the termination right under convenience is only for the entire Agreement and not part of the Agreement and/or any SOW.

8.4	Termination for Approval Failure. Either Party may terminate this Agreement at any time upon thirty (30) days prior, written notice to the other Party if (a) the U.S. Federal Food & Drug Administration notifies Cingulate that it is refusing to approve Cingulate’s New Drug Application for CTx-1301 or (b) Cingulate suspends or terminates its clinical development program with respect to CTx-1301 for the United States market.

8.5	Termination for Bankruptcy. Either Party may terminate this Agreement immediately without further action if the other Party files a petition in bankruptcy, enters into an agreement with its creditors, applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator for its affairs, makes an assignment for the benefit of creditors, suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent where such order is not discharged within thirty (30) days, or takes any equivalent or similar action in consequence of debt in any jurisdiction.

9.	CONSEQUENCES OF TERMINATION

9.1	Pre-Existing Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In the event of termination of this Agreement by either Party, Indegene shall be entitled to payments of Fees for Services completed in accordance with this Agreement prior to the effective date of termination, for contractual commitments made prior to the notice of termination to the extent that liability for such commitments cannot be mitigated, and for such reasonable costs and expenses as are necessary to terminate the Services.

9.2	Transition Assistance. Following any termination (in whole or in part) or expiration of any of the Services, if requested by Cingulate, Indegene shall provide to Cingulate, or at Cingulate’s request to Cingulate’s designee, termination assistance so as to allow the terminated Services to continue without interruption or adverse effect and to facilitate the orderly transfer of such Services to Cingulate or its designee (“Transition Assistance”), subject to Cingulate’s payment of fees (at such rates as are reasonable and agreed upon by the Parties in writing) for time spent by Indegene personnel in providing the Transition Assistance. If requested by Cingulate, Indegene and the Cingulate shall jointly develop a plan to effect the orderly transition and migration to Cingulate or its designee of all such Services then being performed by Indegene (a “Transition Plan”), and Indegene shall provide the Transition Assistance in accordance with such Transition Plan. Indegene shall provide Transition Assistance for a period beginning when a notice of termination is delivered by one Party to the other pursuant to this Agreement and continuing until Transition Assistance is no longer reasonably required by Cingulate (or until the Transition Plan is completed, as applicable), but in no event to exceed 12 consecutive months from the effective date of expiration or termination of the applicable SOW’s, unless otherwise agreed by the Parties.

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10.	INDEMNITY AND LIMITATION OF LIABILITY

10.1	Indemnification by Cingulate for Third Party Claims. Cingulate shall indemnify, defend and hold Indegene and its Affiliates and its and their respective directors, officers, members, managers, employees, contractors and agents (the “Indegene Indemnitees”) harmless from and against any and all liability, damages, loss settlement payments, awards, fines, and cost or expense of defense (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of any suits, claims, demands, proceedings, investigations including Subpoena or causes of action brought by a third party (“Third Party Claims”) to the extent resulting from or caused by: (a) the gross negligence, recklessness or willful misconduct of any Cingulate Indemnitee (as defined below); (b) Cingulate’s breach of its obligations, warranties, or representations under this Agreement; (c) breach of warranty by Cingulate or any product liability claims with respect to CTx-1301, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim; (d) misappropriation and/or Infringement of Intellectual Property by CTx-1301 or any other material provided /approved by Cingulate; or (e) any assertions Indegene makes about Cingulate or Cingulate’s product or services in any materials that are approved by Cingulate for use in Indegene’s performance under this Agreement ; except in each of the foregoing cases to the extent that a Third Party Claim arises out of or results from the negligence, recklessness or willful misconduct of any Indegene Indemnitee or Indegene’s breach of its obligations, warranties, or representations under this Agreement.

10.2	Indemnification by Indegene for Third Party Claims. Indegene shall indemnify, defend and hold harmless Cingulate and its Affiliates and its and their respective directors, officers, members, managers, employees, contractors and agents (the “Cingulate Indemnitees”) from and against any and all Losses arising out of any Third Party Claims brought against any Cingulate Indemnitees to the extent resulting from or caused by: (a) the gross negligence, recklessness or willful misconduct of any Indegene Indemnitee; or (b) Indegene’s breach of its obligations, warranties, or representations under this Agreement except in each case to the extent that a Third Party Claim arises out of or results from the negligence, recklessness or willful misconduct of any Cingulate Indemnitee, or Cingulate’s breach of its obligations, warranties, or representations under this Agreement. In addition, Indegene shall indemnify, defend and hold harmless the Cingulate Indemnitees from any Losses arising out of any Third Party Claims arising out of or relating to any assertion that any of the Cingulate Indemnitees should be deemed the employer or joint employer of any of the Service Personnel.

10.3	Indemnification Conditions and Procedures. Each Party’s agreement to indemnify, defend and hold harmless the other Party is conditioned on the indemnified Party: (a) providing written notice to the indemnifying Party of any Third Party Claim for which is it seeking indemnification hereunder promptly after the indemnified Party has knowledge of such claim; (b) permitting the indemnifying Party to assume full control over the defense and settlement of such Third Party Claim, except that the indemnified Party may participate in the defense at its own expense using its own counsel; (c) providing reasonable cooperation, information and assistance to the indemnifying Party, at the indemnifying Party’s reasonable expense, with respect to the defense and settlement of such Third Party Claim; and (d) not compromising, settling, or admitting any liability for such Third Party Claim without the indemnifying Party’s written consent. Notwithstanding the foregoing, the indemnifying Party shall not enter into any settlement that admits the fault of the indemnified Party or otherwise materially adversely prejudices the indemnified Party without such indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

10.4	Limitation of Liability.

A. Direct Damages: Subject to Section 10.4 (C), the total aggregate liability of Indegene under this Agreement (whether in contract, tort (including negligence)) shall not exceed the Fees paid or payable to Indegene hereunder.

B. Indirect Damages: Except for breach of Confidentiality, the Parties disclaim any indirect, special, consequential, or incidental damages or loss of revenue or business profits, however caused.

C. Exclusions: The foregoing limits under clause 10.4 (A) shall not apply to: (i) misappropriation or infringement of the other Party’s Intellectual Property; (ii) breach of confidentiality obligations under this Agreement or (iii) under clause 10.2, indemnification obligation the Parties’ respective indemnification obligations under Section 10.1 and Section 10.2 with respect to Third Party Claims. For clarity purposes, all Losses covered under Section 10.1 and Section 10.2 are deemed to be Direct Damages.

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10.5	Insurance. Indegene shall carry and maintain in force during the term of the Agreement the following insurance coverage with one or more insurance companies that have a rating of A minus or better and a financial size category of VIII or larger, (both as determined by A. M. Best & Indegene): (a) Commercial General Liability insurance with limits of at least three million dollars ($3,000,000) per occurrence and five million dollars ($5,000,000) in the aggregate; (b) Professional Liability insurance with limits of at least three million dollars ($3,000,000) per occurrence and five million dollars ($5,000,000) in the aggregate, (c) Cyber / Privacy Liability Insurance coverage for data breaches and intrusions by a third parties to nonpublic personal information, with limits of at least five million dollars ($5,000,000) per occurrence, (d) Employer’s liability insurance with limits of at least one million dollars ($1,000,000) per occurrence and (e) worker’s compensation and related insurance as prescribed by the law of each jurisdiction in which Services are performed. Indegene shall, upon request by Cingulate, furnish certificates or adequate proof of the foregoing insurance. Cingulate shall be notified in writing at least thirty (30) days prior to any cancellation of, or material change to, an applicable policy. Except for Worker’s Compensation insurance, all policies shall name the Cingulate (and at Cingulate’s request, any Affiliates that are receiving the Services) as an additional insured. Certificates for all policies shall stipulate that coverage provided thereunder shall be primary and not excess of, or contributory with, any other insurance, and that subrogation rights are waived. At the time of and following commercial launch of CTx-1301, Cingulate will maintain appropriate insurance in commercially reasonable amounts with financially capable carriers, including product liability insurance in the amount of at least ten million dollars ($10,000,000). Cingulate shall name Indegene as an additional insured on such product liability insurance coverage. In addition, upon written request, Cingulate will provide Indegene with evidence of coverage complying with this Section.

11	SAVINGS CLAUSE:

11.1	The Parties agree that Indegene’s timely provision of Services under this Agreement is dependent on timely provision of inputs. Where approval, acceptance, consent or similar action by Cingulate is required under this Agreement, such action will not be unreasonably delayed, conditioned or withheld.

11.2	Indegene’s non-performance of its obligations under this Agreement will be excused if and to the extent such non-performance results from Cingulate’s failure to perform its responsibilities hereunder.

12	MISCELLANEOUS

12.1	Severability. Should any part of this Agreement be declared illegal or unenforceable, the Parties will co-operate in all the ways open to them to obtain substantially the same result or as much thereof as may be possible, including taking appropriate steps to amend, modify or alter this Agreement. If any term or provision of this Agreement shall be hereafter declared by a final adjudication of any tribunal or court of competent jurisdiction to be illegal, such adjudication shall not alter the validity or enforceability of any other term or provision unless the terms and provisions declared (by any of the Parties) shall be one expressly defined as a condition precedent or as of the essence of this Agreement, or comprising an integral part of, or inseparable from the remainder of this Agreement.

12.2	Assignment. Neither Party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior express written consent of the other Party; provided, however, that notwithstanding the foregoing, a Party may, without the consent of the other Party, assign this Agreement (including all of such Party’s rights and obligations hereunder to any of its Affiliates or (ii) in connection with a merger, consolidation, sale of equity interests, sale of all or substantially all assets or change of control transaction involving such Party (or, in the case of Cingulate, sale of all or substantially all assets of its business related to the any product that is the subject of the Services. Any purported assignment in violation of this article shall be null and void.

12.3	Notice. Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing, delivered personally, by facsimile (and promptly confirmed by personal delivery, U.S. first class mail, courier or nationally-recognized delivery service), U.S. first class mail postage prepaid, courier or nationally-recognized delivery service, and addressed to the other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Except as otherwise provided in this Agreement, such consent, notice or report shall be effective upon receipt by the addressee.

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If to Indegene:

For the attention of: Legal Department

Address:	Indegene, Inc.,
150 College Rd W, Suite 104
Princeton, NJ 08540

If to Cingulate:

For the attention of: Legal Department

Address:	Cingulate Therapeutics LLC
6 South Street, Suite 201
Morristown, New Jersey 07960

12.4	Waiver. The failure, with or without intent, of any Party hereto to insist upon the performance of the terms of this Agreement by the other Party, shall not be treated as, or be deemed to constitute, a modification of any terms or stipulations of this Agreement nor shall such failure or election be deemed to constitute a waiver of the right of such Party, at any time whatsoever thereafter, to insist upon performance by the other, strictly in accordance with any terms or provisions hereof. All terms, conditions and obligations under this Agreement shall remain in full force and effect at all times during the subsistence of this Agreement except where otherwise amended or modified by the Parties by mutual written Agreement.

12.5	Publicity. Following the execution of this Agreement, the Parties shall issue a press release in the form mutually agreed by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within ten (10) business days of such Party’s receipt of such press release shall be deemed as such Party’s approval of such press release as received by such Party. After such initial press release, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that a Party may (i) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by law or applicable exchange rules.

12.6	Force Majeure. If the performance by either Party hereto, of any of its obligations hereunder is prevented, restricted or interfered with by reason of fire, or other causality or accident; strike or labour disputes; war or other violence; any law, or regulation of any government; any condition which is unforeseeable, unavoidable and beyond the reasonable control of such Party (each such occurrence being hereinafter referred to as a “Force Majeure”), then such Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that such Party shall give prompt notice within a period of 15 days from the date of Force Majeure occurrence and providing a description to the other Party of such Force Majeure in such notice, including a description, in reasonable specificity, of the cause of the Force Majeure; and provided further that such Party shall use reasonable efforts to avoid or remove such cause of non-performance and shall continue performance hereunder whenever such causes are removed. If a Force Majeure event restricts the performance of Services for a period of greater than three (3) months, then the Party that is not subject to such Force Majeure event may terminate this Agreement or any SOW impacted by such Force Majeure event and Indegene shall only be paid in accordance with Section 9.1.

12.7	Entire Agreement. The Parties confirm and acknowledge that this Agreement (including the Schedules and Appendices hereto, and any SOWs) shall constitute the entire agreement between them and shall supersede and override all previous communications, either oral or written, between the Parties with respect to the subject matter of this Agreement, and no agreement or understanding varying or extending the same shall be binding upon any Party unless arising out of the specific provisions of this Agreement and is in writing.

12.8	Non-Solicitation. During the term of this Agreement and for a period of twelve (12) months thereafter, neither Party shall, directly or indirectly, in any manner solicit or induce for employment any person who performed any work under this Agreement, who is then in the employment of the other Party, unless the Parties mutually agree to waive this, in writing. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, not specifically targeted at Indegene’s employees, shall not be construed as a solicitation or inducement for the purposes of this Section and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this Section.

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12.9	Survival. The provisions of Section 1 (“Definitions”), Section 3.10 (“Access to Deliverables”), Section 3.11 (“Records and Audit”), Section 5 (“Representations, Warranties and Covenants”), Section 6 (“Confidentiality”), Section 7 (“Intellectual Property”), Section 9 (“Consequences of Termination”), Section 10 (“Indemnity and Limitation of Liability”) and Section 12 (“Miscellaneous”) and any other provisions of this Agreement which by their nature or intent are intended to survive the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement and continue in effect.

12.10	Independent Contractor. This Agreement is not intended to create nor shall be construed to create any relationship between the Parties other than that of independent entities contracting for the purpose of effecting the provisions of this Agreement. Neither of the Parties nor any of their representatives shall be construed to be the agent, employer, employee or representative of the other. Additionally, nothing in the execution of this Agreement or in its performance shall be construed to establish a joint venture by or partnership between the Parties.

12.11	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without giving effect to principles of conflict of laws thereof, regardless of the place of making or performance.

12.12	Dispute Resolution.

12.12.1	Dispute Escalation. Upon the written request of either Party to the other Party, either Party may refer any claim, dispute, or controversy or claim arising out of or related to this Agreement (a “Dispute”) to senior executive officers of Cingulate and Indegene for resolution (the “Executive Officers”). If the Executive Officers are unable to resolve such matter within thirty (30) days after the initial written request, then, upon the written demand of either Party, the Parties shall resolve such matter by binding arbitration, as provided in Section 12.12.2. Any Disputes about the propriety of commencing arbitration or the scope or applicability of the agreement to arbitrate shall be finally settled by the arbitral tribunal.

12.12.2	Arbitration. In the event that a Dispute is not resolved between the Parties or their Executive Officers as set forth in Section 12.12.1, then a Party seeking further resolution of the Dispute may submit the Dispute to resolution by final and binding arbitration. Whenever a Party determines to institute arbitration proceedings, it will give written notice to that effect to the other Party. Arbitration will be held in New York City, New York, and administered by JAMS pursuant to its Streamlined Arbitration Rules then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 12.11. The arbitration will be conducted by a single arbitrator appointed in accordance with the Rules, provided that such arbitrator must have significant business or legal experience in the pharmaceutical business. After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrator will render his/her opinion within thirty (30) days of the final arbitration hearing. Decisions of the arbitrator that conform to the terms of this Section 12.12.2 will be final and binding on the Parties and judgment on the award so rendered may be entered in any court of competent jurisdiction and the Parties undertake to carry out any award without delay. The losing Party, as determined by the arbitrator, will pay all of the JAMS administrative costs and fees of the arbitration and the fees and costs of the arbitrator, and the arbitrator will be directed to provide for payment or reimbursement of such fees and costs by the losing Party. If the arbitrator determines that there is no losing Party, the Parties will each be responsible for one-half of those costs and fees and the arbitrator’s award will so provide. Notwithstanding anything to the contrary in the foregoing, each Party shall be responsible for its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party.

12.12.3	Injunctive Relief; Court Actions. Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Notwithstanding anything to the contrary: (a) either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim injunctive or other interim relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding and (b) either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Intellectual Property rights, and no such claim shall be subject to arbitration pursuant to Section 12.12.2.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by and through their duly authorized representatives as of the date written herein

Indegene, Inc.		Cingulate Therapeutics LLC

Sign	/s/ Gaurav Kapoor	Sign	/s/ Shane J. Schaffer

Name	Gaurav Kapoor	Name	Shane J. Schaffer

Title:	Executive Vice President	Title:	CEO

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SCHEDULE 1

TEMPLATE CHANGE ORDER

CHANGE REQUEST FORM
Request Name:
Project Phase:	Date Issued:
Deliverable Due Date:	Request #:

Reason for Change:

Description of Change:

Price:

Cingulate:	Indegene:
Name: Signature: Date:	Name: Signature: Date:

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Appendix A

Description of Services

An illustration for the ‘Key Services’ across the different functional domains for overall program is mentioned below. Exact Services with specificity to be outlined with detailed descriptions in respective SOW’s.

Medical Affairs & Pharmacovigilance Services

Pre-Launch (Effective Date to DEC 2023)

Medical Operations
●	Medical Director (Provides Operations Support)- Medical strategy planning and set up of process and cross functional coordination and content strategy for healthcare professionals (HCPs).
●	Recruit Medical Director- Recruit, Hire, & on-board Medical Director
●	Medical Strategy - Establish medical strategic planning by defining processes and cross functional coordination regarding the product lexicon, review of content, and engagement of healthcare professionals (HCPs) as advisors, authors and speakers
●	Scientific Platform Setup/Management - Define scientific platform with key product safety, efficacy, usage and medical/clinical messages and differentiation

Medical Communications
●	Medical Communication & Pub. Plan - Develop publication plan – determine key congress activities for release of scientific data and/or publication, provide ad hoc support for development medical communication materials including abstracts, posters, presentations, company sponsored medical education, infographics, standard response documents (SRDs) and others

Pharmacovigilance
●	Safety Database Setup - Host safety database for Cingulate and migrate all legacy cases from existing database
●	Safety Database Operations - Safety database hosting & managed services
●	Comprehensive Clinical Safety Services - Project and Study Setup, Safety Case Processing, Medical Review, & Safety Monitoring, Project Reporting, CSR + ISS / ISE review, and DB Lock support.

Pre-Launch (JAN 2024 to DEC 2024)

Medical Operations
●	Medical Director & Operations Support- Continued support on medical strategy planning and execution
●	Medical Operations Lead- Manage overall medical activities and operations
●	Launch Plan & SOPs/Guidelines - Launch plan & SOPs including compliant engagement of HCPs, publication authorship, material review/approval & document management, payments to HCPs, & documentation in CRM
●	Scientific Platform Management - Maintain scientific platform for medical communications based on the new data from both internal clinical trials and competitive analysis
●	Material Review Setup - Define processes for material review and implement, create Medical Affairs reporting dashboard(s)
●	MSL Staffing - Recruit, hire, on-board and train MSLs
●	KOL Engagement Plan – Mapping of target KOLs to MSLs. Ensure scientific/clinical exchange in adequate frequency. Interactions can be both virtual/F2F based on the preference of HCPs.

Medical Communications
●	Medical Communication Materials - Develop materials per plan for publications, tools and training content for MSLs & HCPs (includes proactive and reactive communication (infographics, MSL slide decks/tools), create summary reports from key congresses for medical team to share with HCPs and provide adhoc support of any additional med comm & publication deliverables
●	Advisory Board Support - Execute advisory board(s) in alignment with medical strategy & needs assessment gaining HCP perspective on data, gaps & future development

Medical Information
●	Medical Information Setup - Delineate process for handling medical inquiries and providing responses to Healthcare Professionals (HCPs)
●	Style Guide, Templates & FAQs – Establish formats, create standard and custom response documents (SRDs and CRDs) and FAQs
●	Integrated Call Center Setup - Launch contact center, corporate website and publish med info toll free number
●	Insight Tracking & Reporting - Track & report medical inquiry types, insight on potential gaps/customer needs, product complaints & adverse events

Pharmacovigilance
●	N/A

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Post-Launch (JAN 2025 to DEC 2026)

Medical Operations
●	Medical Director & Operations Support- Continued support on medical strategy planning and execution
●	Medical Operations Lead- Manage overall medical activities and operations
●	SOP & Policy Updates - Periodic update of processes and policies for optimization, curation of approved materials and maintain document repository
●	Scientific Platform Management - Maintain scientific platform for medical communications based on the new data from both internal clinical trials and competitive analysis
●	Material Review - Material review (MLR) for assets which includes routing and approval
●	MSL Support - Reporting dashboard(s) for KPIs across medical affairs functions, KOL engagement, execution & MSL performance management

Medical Communications
●	Medical Communication Materials/Support - Develop HCP training content for key groups: PAs, Family Nurse Practitioners (FNPs), Pharmacists and Nurses, support targeted/systematic literature review to extract, curate & interpret scientific data, synthesize results & summarize key competitive data
●	Advisory Board Support - Execute advisory board(s) in alignment with medical strategy & needs assessment gaining HCP perspective on data, gaps & future development
●	Ad Hoc Publication Support - Ad hoc publication support (manuscripts, abstracts, posters and medical team tools)

Medical Information Support
●	Style Guide, Templates & FAQs – Periodic update of style guide/lexicon, templates, FAQs, & content based internal and customer feedback and new data
●	Inquiry Management (inc. AE & PQC intake) - Inquiry management from multiple sources: contact center, web site and field teams

●	Insight Tracking & Reporting - Track & report medical inquiry types, insight on potential gaps/customer needs, product complaints & adverse events

Pharmacovigilance

●	N/A

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Pricing, Reimbursement and Market Access Services

Pre-Launch ( Effective Date to DEC 2023)
Pricing, Reimbursement & Market Access

●	Landscape & Gap Analysis (w/ Booster Research) - Build upon Cingulate’s understanding of the current landscape and expected development in ADHD, collaborate with Cingulate team & provide landscape assessment concerning competition and reimbursement environment
●	Booster Research - Research will explore payer understanding, perception of the rebound, crash, and potential need for a booster for target patients to continue benefit of treatment. Abuse and diversion potential will also be assessed in this research
●	MCO Payer Qualitative Research - Understand current coverage, reimbursement & contracting status for ADHD products & payers’ perceptions around CTx-1301
●	Physician Quantitative Research - Understand physician’s use & satisfaction with current ADHD products & examine perceptions/expected use of CTx-1301 in various pricing scenarios
●	Initial Pricing Strategy - Provide initial pricing strategy recommendations
●	PIE Deck – Develop a pre-approval information exchange (PIE) deck for use with external stakeholders (part of HEOR publications)
●	Focus Group - 3-hr Virtual focus group with n=8 physicians (mixture of psychiatrists and primary care physicians, recommended even split). Research will explore perceptions of CTx-1301, appropriate patients, willingness to prescribe, impact of payer restrictions and access on adoption / prescribing.

Pre-Launch (JAN 2024 to DEC 2024)

Pricing, Reimbursement & Market Access
●	Access Valuation, Payer Segmentation & Contract Guidelines - Analysis of different access and utilization management to show the market share lift or suppression, deliverables include excel based analysis on the value of access and utilization management, payer segmentation at the channel level, contract guidelines at the channel level
●	Redo MCO Payer Qualitative Research - Redo the exercise. Understand changes in payers’ perceptions and expectations towards CTx-1301
●	Final Pricing Strategy Assessment - Work on final pricing strategy assessment, provide a coordinated market access, pricing and reimbursement strategy for CTx-1301
●	Payer Communication Materials – Develop payer communication deck including value story proposition/messages for CTx-1301
●	Budget Impact Model - Economic model to demonstrate benefit/ value of CTx-1301 vs current options from a payer perspective to be used in payer communications allowing Cingulate to show savings in PMPM and additional costs. Model includes a user friend dashboard and instructions so that inputs may be modified
●	AMCP Dossier - Building upon Cingulate’s assumptions for CTx-1301 and findings from primary and secondary research, document will be developed to use with decision makers. This document will provide the clinical and economic story for CTx-1301 to gain reimbursement and formulary placement in the US. It may be developed pre-or post-launch

Post-Launch (JAN 2025 to DEC 2026)

Pricing, Reimbursement & Market Access
●	Access Diagnostic Evaluation – Access diagnostic evaluation; perform re-assessment on a quarterly basis using DRG data.

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Commercial Operations Services

Pre-Launch (Effective Date to DEC 2023)

General Management
●	General Manager- Leads Pre-Launch with Cingulate Leadership
●	Project Plan Creation
●	Communication Plan Creation
●	Develop Commercial Operating Plan (w/ Strategic Plan)

Training
●	N/A

Technology Management
●	N/A

Commercial Data & Analytics
●	Market Research Support - Surveys, secondary research validation, conducting primary research, HCP digital channel preference and adoption, patient awareness & compliance
●	Market & Opportunity Assessment - Understanding market size, patient population, key specialties and competition
●	Disease Landscaping - Disease understanding, risk factors, causative factors of disease, classification/staging, disease pathway and biomarker
●	Commercial Data Warehouse Begin Setup – Begin design and build of a cloud based integrated data platform for reporting and analytics capabilities
●	KOL Profiling & Mapping- Identification, profiling, and mapping of KOLs from publication, clinical trial registries, conferences, guidelines, advisory boards, CMS open payments, industry & faculty affiliation, network & influencer mapping & social Profile

Pre-Launch (JAN 2024 to DEC 2024)

General Management

●	General Manager Leads Pre-Launch and Approval Activities with Cingulate Leadership
●	Develop Commercial Operating Plan

Training
●	Disease State Training (with Certification Quiz) - Disease state overview covering broad training on ADHD and nervous system
●	Product Training (with Certification Quiz) - Competitive Landscape, PRMA, guidelines & treatment options for ADHD, & product profile - patient journey, PTR technology, CTx-1301
●	Selling Skills Training (with Certification Quiz) - Objection handling, CVA walkthrough, vILTs on disease state overview, product profile, competitive landscape, objection handling, PRMA and selling skills with virtual facilitation and game-based certification quiz (questions & associated points increase difficulty as user moves forward)
●	Learning Management System - Indegene proprietary SCORM compliant Learning Management System to host the training materials for Cingulate

Technology Management
●	Strategy & Roadmap - Strategy & planning, needs assessment, solution architecture, platform package selection, integration requirement, architecture, & roadmap development
●	Technology Implementation - Identify & setup governance, monitor tech implementation, manage change controls through appropriate governance
●	Web Infrastructure & Site Enablement Setup - Infrastructure sizing, security enablement, website template setup, component enablement and configuration, integrations with required systems, GTM setup, procure web licenses & initiate website development for up to 4 websites (2 simple, 2 med complex)

Commercial Data & Analytics
●	Market Research Support - Surveys, secondary research validation, conducting primary research, HCP digital channel preference and adoption, patient awareness & compliance
●	Competitor Landscape & Activity Tracking - Monitoring and tracking of competitors in disease/therapy area - clinical, news, regulatory, conference (1 indication)
●	Brand Performance Launch Analytics Design –Design reporting frameworks and define variables customized to track key Brand Launch and Ahead; performance Indicators
●	CDW Finalize Setup & CDW Operations – Finalize setup and begin maintenance, administration, support, enhancement and additional data management activities
●	Social Media Listening - Sentiment analysis, perception, awareness, preferences for 1-2 social channels, including competitor analysis for defined segment
●	KOL Profiling & Mapping – Identification, profiling and mapping of 300 - 400 KOLs from publication, clinical trial registries, conferences, guidelines, advisory boards, CMS open payments, industry & faculty affiliation, network & influencer mapping & social Profile - 1 indication, 1 country. This also includes topic modelling as a one-time activity
●	Pipeline Forecasting – Cloud-based, scalable forecasting model for pipeline products which eliminates the inefficiencies of proliferating Excels
●	Incentive Compensation Design–This is part of Sales force planning activity. Includes operations setup. It includes defining motivation goals for the sales reps aligning with the org strategy, design payout curves with guiding principles of fairness, simplicity & commercial viability

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Post-Launch (JAN 2025 to DEC 2026)
General Management
●	General Manager Leads Launch Activities with Cingulate Leadership
●	Execute Commercial Operating Plan
●	Ongoing Management, Delivery and Cross-Functional Operation Alignment
●	Lead Post-Launch Activities with Cingulate Leadership

Training
●	Learning Management System – Making the Learning Management System available post launch as well, for sales reps to utilize the training materials
●	Learning Sustainment - Executive summaries, clinical trial backgrounders, infographics, regular virtual touchpoints to reinforce content, share best practices, and continue to practice verbalization, NEXT Learning Retention – Indegene’s web-based confidence enhancement platform for paced assessment integrates the concepts of spaced learning for better retention using repetition and confidence-based assessments to assess knowledge and the confidence of learners

Technology Management
●	Technology Governance/Maintenance - Lead cross platform governance & manage new technology capability requirements, make informed decision to prioritize the technology upgrades, manage various platform & technology subscriptions, renewals, security, compliance, contracts, etc., create & manage tech ecosystem architecture across workstream (Safety, Med Affairs, PRMA, Patient, HCP), work across different workstream and enable the technology platform solutions, validate the use cases and manage any priority enablement
●	Web Infrastructure & Site Enablement – Launch & maintain websites, enable on page SEO, define reporting framework & publish website related reports

Commercial Data & Analytics
●	Market Research Support - Surveys, secondary research validation, conducting primary research, HCP digital channel preference and adoption, patient awareness & compliance
●	CDW Operations - Maintenance, administration, support, enhancement and additional data management activities
●	Inline Forecasting – Design and build of required data & inline forecasting models, reporting and visualisation of forecasting model
●	Competitor Landscape & Tracking - Monitoring and tracking of competitors in disease/therapy area - clinical, news, regulatory, conference (1 indication)
●	Social Media Listening - Sentiment analysis, perception, awareness, preferences for 1-2 social channels, including competitor analysis for defined segment
●	KOL Mapping Refresh – It is a continuous activity which results is achieving higher accuracy in mapping KOLS and correctly identifying their networks throughout the engagement. This also includes topic modelling as a one-time activity
●	Brand Performance Launch Analytics – A library of KPIs, frameworks and business rules customized to client needs, customized insights and recommendations driving key business actions to drive efficiency
●	Sales Force Operations (Call planning / IC Admin)- Call planning exercises based on market feedback and calibration of incentives & compensation

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Marketing (including Field Force) Services

Pre-Launch (Effective Date to DEC 2023)
Payer
●	N/A

HCP (Including Field Force)
●	Marketer- Hire & On-board marketer to oversee all the marketing operations
●	HCP Research – Identifying target audience and market
●	Brand Guidelines & Strategy - Brand guidelines development which includes brand logo, tone, colour palette, typography, fonts, commanding claims, visual branding, application examples etc.
●	Strategic Positioning - Marketing & competitive analysis based on the research reports received, develop brand personality/personas and value proposition
●	Omnichannel Strategy & Planning - Setting the omnichannel content brief & developing the content plan
●	Develop Pharmacy Dispensing Strategy/Wholesale/Trade Assets – Create pharmacy strategy plan
●	Develop HCP, Tactical Planning – Create a plan that illustrates all the key tactics that will drive revenue and how it latter up to the business goals

Patient, Caregiver & Advocacy
●	Strategic Positioning - Marketing & competitive analysis based on the research reports received, develop brand personality/personas and value proposition

Medical Education
●	Convention Planning – Coordination of events and post event activities

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Pre-Launch (JAN 2024 to DEC 2024)
Payer
●	Recruit KAMs - Profiles developed, screening and & interviews timed to make offers just prior to payer engagements, medical aligned training timed to prep market & meet with payers in alignment with planned implementation
●	Hire & Train KAM Team - Profiles developed, screening and & interviews timed to make offers just prior to payer engagements, medical aligned training timed to prep market & meet with payers in alignment with planned implementation (2 hired L-12, 3 hired L-6)
●	Payer Communication Planning – Plan for communication between payers and KAMs according to project timelines
●	Develop Communication Materials – Develop payer value narrative and contract guidelines (includes Pre-Launch Strategy/Research)
●	Trade Kit & Wholesaler Fact Sheet – Key materials about product to payors, vendors and distributors
●	Create Day 1 Promotional Materials – Key priority materials that will be used in promotion of product upon approval
●	Early Payer Discussions - Early discussions with Payers, first pass completed prior to KAM hiring, KAM sets appointments while training

HCP (Including Field Force)
●	Campaign Theme & Modular Content - Develop core campaign theme, modular content pack, concept creation & launch readiness plan
●	Asset Planning & Creation – Creation as per customer & channel matrix including MOA video, website, banner, emails, press release, & master pack design
●	HCP Segmentation & Targeting – Utilize proprietary data sources & algorithms to identify, target, profile and create smart segmentation of HCPs
●	Campaign Setup – Use AI & ML to develop strategic insights and enable a highly targeted marketing approach in a custom digital omnichannel experience using SFMC & HCP CRM
●	HCP Communications Plan – aligned sales and marketing communication business plan to promote to HCPs including business rules and strategies
●	SF Sizing & Territory Design - Utilize Rx potential, access & digital affinity to design territories and sales force sizing
●	Hire National Sales Manager - Timing connected to completion of sizing exercise, backed into from launch date
●	Hire & Train SF - Profiles developed, sourcing at geographical footprint, screening & interviews to align for offers as territories complete approval
●	Direct to Pharmacy Operations Setup - Setup process flow for Rx triage to preferred pharmacy network to reduce substitution and increase fill rate, document management in accordance with pharmacy standards
●	Pharmacy Research – Research to inform pharmacy strategy plan

Patient, Caregiver & Advocacy
●	Patient CRM, App & Portal Setup - Build and support patient app and portal for patients to consume multiple support services, tools and resources. Integrated pharmacy and co-pay support, platform setup to facilitate patient-facing mobile App, consent management, and multi-channel communication, pharmacy distribution, reimbursement and co-pay support
●	Copay Operations Setup - Integrated pharmacy and co-pay support; co-pay offer to eligible patients on website or at the time of drug dispense at pharmacy
●	Patient Education Materials Setup - Develop disease education materials, including patient starter kit, patient brochure/FAQ, email campaign, and social media campaign, create consumer marketing materials.
●	Create Consumer Marketing Materials & Account Management – Marketing in market tactics to promote to patients, and overall management of patient engagement program
●	Creative Campaign Creation - Develop core campaign theme, modular content pack, concept creation & launch readiness plan
●	Omnichannel Strategy & Planning - Setting the omnichannel content brief & developing the content plan
●	Patient Strategy & Segmentation – Define patient journey, promotional strategy and segmentation
●	Patient Research – Patient market research to inform strategy

Medical Education
●	Convention Activity and Asset Development - Asset development and KOL speaker programs to educate HCPs on the benefits, risks, and best practices of prescribing CTx-1301
●	KOL Education Materials & Training – Creation of KOL education training materials and speaker training programs for events
●	KOL Ad Board Planning – Planning and coordination for planning & execution which includes KOL identification, content support (Invites, slide decks, post congress summary & event analytics)
●	Speaker Identification – Identification of KOL for conventions and ad-board events

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Post-Launch (JAN 2025 to DEC 2026)
Payer
●	KAM Support - Retain top customers and maintain/nurture key relationships over time. Act as strategic partner and advisor to the client and identify new opportunities to work together for mutual benefit.
●	KAM Alignment - Adjust KAM alignment if necessary - quarterly review/confirmation post launch
●	Performance Management – Manage KAM performance through pre decided guidelines, KPIs
●	Execute On Formulary Pull Through Launch Materials – Pull-through materials for field force and KAMs to on prince and reimbursement promotional claims
●	Pull Through Announcements – Create digital and printed templates to be used as announcements for each payor wins

HCP (Including Field Force)
●	Asset Planning & Creation – Asset creation continues as per customer & channel matrix
●	Update HCP Segmentation & Targeting – Update HCP segmentation & targeting as needed
●	Data Reporting & KPI Tracking - Track & confirm KPIs / data reports are meeting needs and program performance evaluation
●	Campaign Deployment & Optimization - Fully integrated omni-channel fully deployed (SF, VSRs & NPP ), optimize channel mix through campaign analytics
●	Campaign Refresh- Update Omnichannel campaign as per the learnings from campaign analytics
●	Launch Meeting - Preparation planning to execute post approval and FF/KAM onboarding, align to early payer engagement for KAMs
●	POA Meetings - Quarterly meetings (2x f2f, 2x virtual)
●	Sales Force Alignment - Adjust sales force alignment if necessary - quarterly review/confirmation post launch
●	Sales Force Staffing - Process and guidance set prior to launch and ongoing Performance Management
●	Direct to Pharmacy Operations - Management and support - Outbound calls to patients/healthcare providers, Rx clarifications, document management in accordance with pharmacy standards, benefit verification, process prior authorization, fulfil and dispense medication

Patient, Caregiver & Advocacy
●	Patient CRM, App & Portal Operations - Technology support and maintenance for patient portal and app
●	Ongoing Co-pay Eligibility & Claims Operations - Co-pay management and support: Co-pay offer to eligible patients through website or at the time of drug dispense at pharmacy, processing and reporting
●	Patient Education Materials Refresh - Refresh and development of branded materials in preparation for launch. Materials include patient starter kick, patient brochure/FAQ, email campaign, and social media campaign
●	OPDP Prep/Submission of Brand Materials – Prepare in market materials to proactively gather FDA feedback prior to market release.
●	Advocacy Group Awareness and Meetings– Develop relationships and deliver educational/promotional materials to advocacy groups
●	Deploy & Optimize Omnichannel - Deploy omnichannel program, gather insights and creation new best action. Includes content production and refresh.

Medical Education
●	Speaker Training – Coordination and facilitation of the speaker program along with the speaker training assistance from Medical SME (Medical director)
●	KOL Ad Board activity - Planning and coordination for planning & execution which includes KOL identification, content support (Invites, slide decks, post congress summary & event analytics)
●	Speaker Programs, Convention Activity, and Asset Development – Asset development and KOL speaker programs to educate HCPs on the benefits, risks, and best practices of prescribing CTx-1301

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